Exhibit 99.1

FOR IMMEDIATE RELEASE:

Stanley Furniture Company, Inc.

April 8, 2015

Investor Contact:  Anita W. Wimmer

 (336) 884-7698

Stanley Furniture Pre-Announces First Quarter Sales and Profitability Results

Company Shares in Weather and Port Strike Effects

High Point, NC, April 8, 2015/Businesswire/ -- Stanley Furniture Company, Inc. (Nasdaq-NGS:STLY) announced today that it expects to report flat first quarter sales from continuing operations and an operating loss driven by the west coast port strike and weather.

The company’s sales remained flat with the prior year quarter as backlog from successful fall product introductions shipped. Order rates fell sharply as the quarter progressed due to bad weather mostly in the northeast and mid-Atlantic. "After building momentum in the fourth quarter of last year and the first month of 2015, our business felt the effect of what was a very tough winter on retail throughout numerous industries," said Glenn Prillaman, President and Chief Executive Officer.

In addition, overseas port congestion caused by the west coast port strikes significantly increased costs as the quarter progressed and will contribute to an operating loss for the quarter. "As we commented mid-quarter when asked about the port strike, we had not yet experienced significant logistic issues as most of our shipments move through the east coast. However, the ripple effect of the issues on the west coast created overseas port congestion. We have since been incurring additional expenses to facilitate shipments to customers and expect to continue to do so until about midway through the second quarter," stated Prillaman.

Outlook

"We are very encouraged by the backlog of orders building for our new nursery and youth product line, and we expect to receive further support from our retail partners in the coming periods as we adjust capacity with our overseas manufacturing partners to accommodate growing demand," said Prillaman. "In the meantime, as our growth plans continue to develop, we are committed to protecting shareholder value. We made adjustments to the company's cost structure late in the quarter to minimize year-to-date losses by the end of second quarter and to generate net profits beginning in the third quarter at the current level of sales."

The Company expects to report first quarter 2015 results after the market closes on May 4, 2015.

About the Company

Established in 1924, Stanley Furniture Company, Inc. is a leading design, marketing and sourcing resource in the upscale segment of the wood residential market. The company offers a diversified product line supported by an overseas sourcing model.  The company distributes and markets its Stanley Furniture brand through a network of carefully chosen retailers and interior designers worldwide.  The company’s common stock is traded on the NASDAQ stock market under the symbol STLY.

Forward-Looking Statements

Certain statements made in this news release are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy.  These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Such risks and uncertainties include disruptions in foreign sourcing including those arising from supply or distribution disruptions or those arising from changes in political, economic and social conditions, as well as laws and regulations, in countries from which we source products, international trade policies of the United States and countries from which we source products, the inability to raise prices in response to inflation and increasing costs, lower sales due to worsening of current economic conditions, the cyclical nature of the furniture industry,  business failures or loss of large customers, failure to anticipate or respond to changes in consumer tastes, fashions and perceived value in a timely manner, competition in the furniture industry, environmental, health, and safety  compliance costs,  failure or interruption of our information technology infrastructure.  Any forward looking statement speaks only as of the date of this news release and we undertake no obligation to update or revise any forward looking statements, whether as a result of new developments or otherwise.